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                                                                   EXHIBIT 10.4

                                                          151 Farmington Avenue
                                                        Hartford, CT 06156-3124
May 31, 2000


Mr. William H. Donaldson
860 United Nation's Plaza
New York, NY 10017

Dear Bill:

         This is to notify you that in addition to a bonus of up to $2,000,000 which you are eligible to receive under the Aetna Annual Incentive Plan for fiscal year 2000, you will be eligible to receive a special bonus (the "Special 2000 Bonus") for fiscal year 2000 outside that plan in an amount determined, and based on the level of achievement of performance objectives established, by the Committee on Compensation and Organization (the "Committee") of the Board of Directors (the "Board") of Aetna. Payment of the Special 2000 Bonus will be deferred until the termination of your employment with Aetna, subject to such deferral arrangements as the Committee shall establish.

         If prior to the determination of the amount of the Special 2000 Bonus you voluntarily elect to terminate your employment with Aetna without the consent of the Board or your employment with Aetna is terminated by Aetna due to gross misconduct in the performance of your duties which is demonstrably and materially injurious to Aetna, you will not be entitled to receive any portion of the Special 2000 Bonus. If, prior to the determination of the amount of the Special 2000 Bonus, for any reason other than those stated immediately above (including disability or death), (A) you cease to hold the positions of Chief Executive Officer, President and Chairman of Aetna before a spin-off or similar separation of the Aetna healthcare business from the financial services business or (B) you cease to hold the positions of Chief Executive Officer and Chairman of either the healthcare business or the financial services business after the separation of those businesses, then you will be entitled to receive a payment in respect of your Special 2000 Bonus in an amount determined by the Committee (but in no event less than $500,000). In the event of your death, the amount you would have received hereunder will be paid to your estate.


                                             /s/ Michael H. Jordan
                                             Michael H. Jordan,
                                             Chairman of the Committee
                                             on Compensation and Organization
                                             of the Board of Directors


                                             /s/ Elease E. Wright
                                             Elease E. Wright,
                                             Senior Vice President,
                                             Human Resources